Consent of Independent Registered Public Accounting Firm

Marathon Patent Group, Inc.

Los Angeles, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 4, 2017, relating to the consolidated financial statements of Marathon Patent Group Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Los Angeles, California

December 18, 2017